Exhibit 99.1

KIMBALL INTERNATIONAL NAMES LONNIE NICHOLSON AS
NEW CHIEF INFORMATION OFFICER

JASPER, IN (December 11, 2013) - Kimball International, Inc. (NASDAQ: KBALB), the Indiana-based manufacturer of electronics components and commercial furnishings, today announced the appointment of Lonnie P. Nicholson as Vice President and Chief Information Officer, effective January 1, 2014. Nicholson will replace current Executive Vice President and Chief Information Officer, Gary Schwartz, a 39-year company veteran who will retire at the end of the year.

Jim Thyen, President and CEO of Kimball International, announced Nicholson’s appointment, saying, “Lonnie brings a well-balanced leadership skillset, honed with a diversification of experiences, into his new role and responsibility, which makes him well-suited for this key leadership position.” Said Thyen, “I know it is deeply rewarding for Gary to have Lonnie - someone he has personally mentored over many years - to be named as his successor and to lead our company in this digital age.”

Nicholson, 49, most recently served as Vice President, Business Analytics, with oversight of strategic application of data analysis, social media and mobile computing in support of the Company’s growth of information management into more “predictive” analysis in order to build greater responsiveness to customer needs and improvement of operational decision-making. Prior to this role, he honed his leadership and managerial skills as Director of Organizational Development within the Company’s corporate Organizational Effectiveness Team, providing coaching, counseling and assisting with internal talent development, as well as assuring effective Human Resources Information Systems.

Nicholson joined Kimball’s corporate information technology department in 1986 and has advanced through various technical, operational and management positions leading to his promotion to Vice President.

Nicholson earned a bachelor’s degree in Computer Science and Mathematics from Indiana University. He holds a professional certification as a GPHR® (Global Professional in Human Resources), and performed post graduate work in executive education at Indiana University’s Kelley School of Business. He and his wife and three children reside in Jasper, Indiana.

Thyen complimented the retiring Gary Schwartz, stating, “After 39 years of dedicated and very capable service to Kimball International, Gary is electing to retire from the Company. We often speak of our daily leadership responsibility to grow our people, and I am proud of Gary’s contributions that have enabled Lonnie’s growth and ability to step up and assume the position of CIO.”

About Kimball International:

Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company’s success through personal, professional and financial growth.

Kimball International, Inc. (NASDAQ: KBALB) provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries, sold under the Company’s family of brand names.

To learn more about Kimball International, Inc., visit the Company’s website on the Internet at: www.kimball.com

“Kimball International … We Build Success!”